Exhibit 10.1

Marc Gabelli
Chairman
2525 Shader Rd.
Orlando, FL 32804
Phone: (407) 298-2000
Fax: (407) 578-7731

Mr. Michael J. Ferrantino, Sr.
25 Sherwood Drive
Methuen, MA 01844

September 25, 2013

Dear Michael:

On behalf of The LGL Group, Inc. (the "Company") and its principal operating subsidiary M-tron Industries, Inc. ("Mtron"), I am pleased to present you this offer to join the Company as the Executive Vice Chairman, LGL Group, and as the Executive Chairman, Mtron. If you accept this offer, you will commence your employment as soon as possible after the execution and return of this letter, but in no event later than October 1, 2013. This letter sets forth the terms of the offer of employment.

1.	Compensation.
a.	Annual Draw. The Company will pay you an annual draw of $12,000 monthly ($144,000 annually), which shall be deemed earned whether or not
Annual Incentive Payments (as defined below) are earned, less applicable withholdings and deductions, per year of your employment with the Company, to be paid in accordance with the Company's normal payroll procedures. This draw is earned against the Annual Incentive Payments (as defined below). This draw is reset annually in the sole discretion of the Board of Directors of the Company.

b.	Incentive Compensation.

(i)	Economic Value Added.

I.
Annual. You shall be eligible to receive annual incentive payments (the "Annual Incentive Payments"), less applicable withholdings and deductions, based on the increase in the economic value of the Company ("EV") over the prior fiscal year, starting with the fiscal year ending December 31, 2013. The total amount of the Annual Incentive Payments payable for any fiscal year shall be the greater of (x) $144,000 or (y) 3.0% of the increase in EV over the prior fiscal year; provided, however, such amount shall not exceed $1,000,000 for any fiscal year and the Annual Incentive Payments for the fiscal year ending December 31, 2013 shall be pro-rated based on the number of days remaining in the fiscal year following the commencement of your employment with the Company.

For purposes of this letter, EV shall be determined as follows:

1.
EV at December 31, 2013 and at the end of each succeeding fiscal year shall be deemed to be (x) 7.0x EBITDA, plus (y) cash and marketable securities, minus (z) total debt, calculated in the manner set for on Exhibit A hereto. In the event common stock of the Company is issued in connection with any acquisition or capital raise, the value of the common stock issued at the time of issuance shall be deemed to be a debt obligation of the Company for purposes of the calculation in Exhibit A.

2.	EV at January 1, 2014 and at the beginning of each succeeding fiscal year shall be deemed to be the EV at the end of the previous fiscal year as calculated in accordance with subparagraph 1 above.

(A)
The Annual Incentive Payments shall be paid in cash, restricted shares of the Company's common stock, or another security of the Company aligned with the Company's common stock, at the discretion of the Company's Board of Directors.

(B)
The Annual Incentive Payments with respect to any given fiscal year will be made in four equal quarterly installments, to be paid at the end of each of the 1st, 2nd, 3rd, and 4th fiscal quarters of the following fiscal year. You must remain employed with the Company through the end of the fiscal year for which Annual Incentive Payments are earned to be eligible for Annual Incentive Payments with respect to such fiscal year.

II.
One Time Exit.  In the event of a sale of all or substantially all of the outstanding common stock or assets of the Company, in each case other than in a reorganization, recapitalization or other similar transactions among the Company and one or more of its affiliates, provided that such transaction must constitute a Change in Control under Treasury Regulation Section 1.409A-3(i)(5), you shall be eligible to receive a receive a one-time exit payment (the "Exit Payment"), less applicable withholdings and deductions, equal to (1) the greater of (x) the Annual Incentive Payments for the immediately preceding fiscal year and (y) 3.0% of the net sale price in such transaction (i.e. the price to shareholders after commissions and other transaction-related fees), less (2) the amount of any Annual Incentive Payments earned for the preceding fiscal years in excess of $144,000. There will not be a cap on the maximum amount of the Exit Payment nor will a cost of capital be assigned to past Annual Incentive Payments for this calculation. The Exit Payment will be made within 90 days after the completion of the transaction giving rise to the Exit Payment, such specific payment date as determined in the Company's sole discretion.

2.	Benefits.

a.	Vacation. Each year you will be eligible for vacation benefits consistent with Company policy applicable to its executive employees.
b.
Other Benefits.  You will be eligible to participate in the Company's health and other employee benefit programs that are provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time.

3.	Expenses.

a.	Orlando Travel Expenses. Mtron will pay your Orlando travel expenses or reimburse you for Orlando travel expenses up to a maximum combined total of $xxx per month.

b.	All Other Travel Expense. Your non-Orlando travel expenses will be reimbursed according to Mtron's normal travel expense reimbursement policies.

4.	Reporting Responsibility. You will report to the Board of Directors of the Company.

5.
"At-Will" Employment.  You acknowledge that you are an employee-at-will and    may be terminated at any time for any legally permissible reason. Notwithstanding      the foregoing, however, you are required to give us three (3) months notice of your election to terminate your employment and we are required to give to you three (3) months notice of our election to terminate your employment.

By accepting this offer of employment, you represent that your acceptance of the offer does not, and will not, cause you to violate any current contract or commitment, and it is a condition of your employment that there are no constraints on our ability to fully perform the duties of the position offered.

This offer letter comprises the entire description of your compensation, and fully supersedes any and all prior discussions, documents, promises, agreements, letters, and memoranda regarding this subject matter.

Please note that this offer of employment is subject to your satisfactory completion of a background check and confirmation of your eligibility to work in the United States under the terms of the Immigration Reform and Control Act of 1986.

We look forward to working with you. Please call me with any questions or comments you may have.

Very truly yours,

The LGL Group, Inc.
/s/ Marc Gabelli
Name: Marc Gabelli
Title: Chairman of the Board

AGREED AND ACCEPTED:

By: /s/ Michael J. Ferrantino
Michael J Ferrantino

EXHIBIT A

Calculation of Economic Value

LGL Group Economic Value = 7.0 x LGL EBITDA

+ LGL Cash
+ LGL Marketable Securities
– LGL Total Debt

          Subsequent years will be calculated in like manner. Negative EBITDA values will be set to zero for the calculation.